EXHIBIT 1.1

UNOFFICIAL ENGLISH TRANSLATION

ARTICLES OF ASSOCIATION OF:

Koninklijke Ahold N.V.

with corporate seat in Zaandam

Name; office.

Article 1.

1.1.	The name of the company is: ‘Koninklijke Ahold N.V.’.

1.2.	The company’s registered office is in Zaandam (Municipality of Zaanstad), but it may also have offices elsewhere.

Objects.

Article 2.

The objects of the company are to promote or join others in promoting companies and enterprises, to participate in companies and enterprises, to finance - including the giving of guarantees and acting as surety for the benefit of third parties as security for liabilities of companies and enterprises with which the company is joined in a group or in which the company owns an interest or with which the company collaborates in any other way -, to conduct the management of and to operate companies engaged in the wholesale and retail trade in consumer and utility products and companies that produce such products, to operate restaurants and companies engaged in rendering public services, including all acts and things which relate or may be conducive thereto in the broadest sense, as well as to promote, to participate in, to conduct the management of and, as the case may be, to operate businesses of any other kind.

Duration.

Article 3.

The company has been formed for an indefinite period of time.

Capital.

Article 4.

4.1.	The authorised capital of the company amounts to one billion two hundred fifty million euro (EUR 1,250,000,000), consisting of:

a.	one million two hundred fifty thousand (1,250,000) shares of cumulative preferred stock of five hundred euro (EUR 500) each;

b.	five hundred million (500,000,000) shares of cumulative preferred financing stock, which are convertible into common shares, of twenty-five euro cents (EUR 0.25) each, subdivided into:

•	one (1) series numbered FP1 of twenty-four million (24,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP2 of thirty million (30,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP3 of three million (3,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP4 of four million five hundred thousand (4,500,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP5(A) of six million (6,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP5(B) of seven million five hundred thousand (7,500,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP6 of nine million (9,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP7 of twenty-four million nine hundred thousand (24,900,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP8 of three million one hundred eighty thousand (3,180,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP9 of one million nine hundred fifty thousand (1,950,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP10 of nine hundred sixty thousand (960,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP11 of four million fifty thousand (4,050,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP12 of nine hundred sixty thousand (960,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP13 of six million (6,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP14 of four million nine hundred eighty-thousand (4,980,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP15(A) of one million (1,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP15(B) of three million (3,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP16 of six million (6,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP17 of six hundred thirty-six thousand (636,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP18 of one hundred ninety-two thousand (192,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP19 of two million (2,000,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP20 of one hundred ninety-two thousand (192,000) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP21 of fifteen million eight hundred sixty-eight thousand forty-one (15,868,041) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP22 of fifteen million eight hundred sixty-eight thousand forty-one (15,868,041) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP23 of six million seven hundred eight thousand six hundred seventy-one (6,708,671) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP24 of four million two hundred twenty thousand one hundred four (4,220,104) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP25 of three million two hundred sixty-eight thousand sixty-nine (3,268,069) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP26 of eight hundred twenty-eight thousand four hundred sixty-two (828,462) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP27 of sixty-four thousand eight hundred seventy-one (64,871) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP28 of seventy-nine thousand two hundred twenty-five (79,225) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP29 of sixty thousand seven hundred sixty-three (60,763) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP30 of five hundred thirteen thousand eight hundred sixty-five (513,865) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP31(A) of seven million nine hundred thirty-four thousand and twenty (7,934,020) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP31(B) of seven million nine hundred thirty-four thousand and twenty-one (7,934,021) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP32 of fifty-one million eight hundred sixty-eight thousand forty-one (51,868,041) shares of cumulative preferred financing stock each;

•	one (1) series numbered FP33 of one hundred thousand nine hundred seventy (100,970) shares of cumulative preferred financing stock each;

•	two hundred forty (240) series numbered FP34 up to and including FP273 of one million (1,000,000) shares of cumulative preferred financing stock each; and

•	one (1) series numbered FP274 of six hundred eighty-two thousand eight hundred thirty-six (682,836) shares of cumulative preferred financing stock each; and

c.	two billion (2,000,000,000) shares of common stock of twenty-five euro cents (EUR 0.25) each.

4.2.	Where these articles of association refer to shares and shareholders respectively, this shall mean the shares of cumulative preferred stock, as well as the shares of cumulative preferred financing stock (the latter hereinafter also: financing preferred stock) as well as the shares of common stock and the holders of such shares, unless the contrary is expressly stated. Each of the series of financing preferred stock constitutes a separate class of shares.

4.3.	Shares of cumulative preferred financing stock may be converted into shares of common stock at the request of one or more holders of financing preferred stock pursuant to a resolution hereto adopted by the executive board, including the terms and conditions of such conversion. The terms and conditions to be determined by the executive board require the approval of the general meeting and of the meeting of holders of financing preferred stock. The foregoing also applies in respect of an amendment of the terms and conditions of the conversion.

4.4.	Whenever a share of a separate class of shares is converted into a common share with due observance of the provisions of these articles of association, the number of shares of the authorised share capital in the form of such class to be converted shall be decreased with such number of converted shares, simultaneously with an increase of the number of common shares in which such shares are converted.

4.5.	An amendment to the number of shares of a particular class in which the authorised share capital is divided, shall be filed with the trade register within eight days after such amendment.

Issue of shares.

Article 5.

5.1.	Shares shall be issued pursuant to a resolution adopted by the general meeting on a proposal of the executive board, or pursuant to a resolution of the executive board if by resolution of the general meeting the executive board has been authorised for a specific period not exceeding five years to issue shares, all this subject to the requirement of approval by the supervisory board. The resolution granting the aforesaid authorisation must determine how many shares of which particular class may be issued. The authorisation may from time to time be extended for a period not exceeding five years. Unless otherwise stipulated at its grant the authorisation cannot be withdrawn.

5.2.	The general meeting, or the executive board, if authorised for that purpose, shall determine the price and the further conditions of issue in its resolution to issue shares. Save for the provisions of section 80 of Book 2 of the Netherlands Civil Code, the price of issue may not be less than par value.

5.3.	Shares of common stock and shares of financing preferred stock may be issued only against payment in full of the amount at which such shares are issued and with due observance of the provisions of sections 80a and 80b of Book 2 of the Netherlands Civil Code.

At the issue of shares of cumulative preferred stock it may be stipulated that a part, not exceeding three fourths, of the par value amount may remain unpaid until such time as the company shall make a call in respect of the moneys unpaid on said shares.

5.4.	Furthermore, the resolution of the general meeting to issue shares or to authorise the executive board shall be legally valid only if it has been previously or simultaneously approved by each group of holders of shares of the class concerned whose rights are affected by the issue.

5.5.	The preceding paragraphs of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares, but not to the issue of shares to a person who exercises a previously acquired right to take shares.

5.6.	Without requiring prior approval of the general meeting but always subject to the approval of the supervisory board the executive board shall have the power to perform transactions as referred to in section 94 of Book 2 of the Netherlands Civil Code.

5.7.	If prior to the issue of shares it has been announced which amount is to be issued and the subscriptions received total a smaller amount, such smaller amount shall be issued only if the terms and conditions of issue contain an express provision to that effect.

5.8.	Neither the company nor any of its subsidiaries may grant loans, provide collateral, give any price guarantee, otherwise guarantee or bind itself severally or with or for third parties for the purpose of enabling third parties to take or acquire shares in the company’s capital or depositary receipts issued therefor, unless the shares are to be acquired by or for the account of persons employed by the company or by a group company and such shares are quoted on the official list of a stock exchange.

5.9.	If the executive board has been designated as the body authorised to issue shares, then upon the issuance of shares of cumulative preferred stock, including the granting of rights to subscribe for shares but not including the issue of shares by virtue of the exercise of such rights:

a.	the executive board must within four weeks after such issue call a general meeting at which the reason for the issue shall be clarified, unless such clarification has already been given at a previous general meeting;

b.	the prior approval of the general meeting for that specific issue shall be required if (i) in consequence of that issue and/or (ii) in consequence of earlier issue of shares of cumulative preferred stock by the executive board without said approval or other form of cooperation of the general meeting so many shares of cumulative preferred stock can be subscribed for and/or have been issued that the aggregate par value amount of shares of cumulative preferred stock issued by the executive board without said approval or other form of cooperation of the general meeting exceeds one hundred per cent of the aggregate par value amount of the other shares outstanding prior to that issue.

5.10.

If shares of cumulative preferred stock have been issued pursuant to a resolution to issue such shares or a resolution to grant rights to subscribe for shares adopted by the executive board without the prior approval or other form of cooperation of the general meeting, the executive board must within two years after such issue call a general meeting and make to that general meeting a proposal regarding purchase by the company or cancellation of the shares of cumulative preferred stock so issued. If the general meeting does not adopt a resolution for purchase by the company or cancellation of the shares of cumulative preferred stock, the executive board must within two years after that proposal was made to the general meeting, and likewise every two years thereafter, again call a general meeting at which said proposal is made anew, which duty shall cease if and when the shares concerned are no longer outstanding or are no longer held by anyone other than the company.

5.11.	If shares of cumulative preferred financing stock will be issued, the company shall, if necessary, arrange for such provisions or arrangements to the effect that the voting rights on the shares of cumulative preferred financing stock are based on the fair value of the capital contribution on such stock in relation to the price of common stock on Euronext Amsterdam N.V.

Pre-emptive right at issuance of shares.

Article 6.

6.1.	Upon issuance of shares remaining unissued for the time being, as referred to in article 5, the shareholders shall have a pre-emptive right to purchase shares of such new issue in proportion to the aggregate amount of their existing holdings of common stock, it being understood, however, that this pre-emptive right shall not apply in respect of:

a.	any issue of shares to employees of the company or employees of a group company;

b.	shares which are issued against payment in kind;

c.	shares of cumulative preferred stock;

d.	shares of financing preferred stock;

e.	holders of cumulative preferred stock at the issue of common stock;

f.	holders of financing preferred stock at the issue of common stock.

6.2.	The pre-emptive right may be restricted or excluded by resolution of the general meeting.

In the proposal for such resolution the reasons for the proposal and the choice of the intended price of issue must be explained in writing. If the executive board has been designated as the body authorised to issue shares, the general meeting may by resolution also designate the executive board for a period not exceeding five years as the body authorised to restrict or exclude the pre-emptive right. This authorisation may from time to time be extended for a period not exceeding five years. Unless otherwise stipulated at its grant the authorisation cannot be withdrawn.

6.3.	The adoption of resolutions of the general meeting as referred to in paragraph 2 of this article shall require a majority of at least two thirds of the votes cast, if at the meeting less than one half of the issued and outstanding capital is represented.

6.4.	For the purposes of this article the granting of rights to subscribe for shares shall be considered the equivalent of the issue of shares, and the provisions of this article shall not apply in respect of shares issued to a person who exercises a previously acquired right to take shares.

Purchase by the company of its own shares.

Article 7.

7.1.	Shares in its own capital fully paid-in by the company may be acquired by the company only for no value or if:

a.	its shareholders’ equity less the acquisition price is not less than the sum of the paid-in and called-up part of its capital and the reserves which must be maintained by law; and

b.	the par value amount of the shares in its capital which are acquired or held by or pledged to the company or which are held by a subsidiary of the company does not amount to more than one-tenth of the issued capital.

7.2.	Any acquisition of shares as referred to above shall take place by resolution of the executive board adopted by virtue of an authorisation obtained for that purpose from the general meeting in accordance with the statutory regulations, entirely without prejudice to the requirement of approval by the supervisory board.

7.3.	The factor determining whether the requirement in paragraph 1 under a. has been met shall be the amount of the shareholders’ equity according to the last adopted balance sheet, reduced by the acquisition price of shares in the capital of the company and distributions from profits or reserves which have become due to others by the company and its subsidiaries after the balance sheet date.

7.4.	Notwithstanding the provisions of paragraph 2, the authorisation of the general meeting shall not be required if the company acquires fully paid-in shares in its own capital for the purpose of transferring such shares, by virtue of an applicable employee stock purchase plan, to persons employed by the company or by a group company, as long as such shares are quoted on the official list of any stock exchange.

Cancellation of shares; reduction of capital.

Article 8.

8.1.	On a proposal of the executive board, made with the approval of the supervisory board, the general meeting may resolve to reduce the issued and outstanding capital by cancelling:

a.	shares in its own capital which the company itself holds or the depositary receipts issued for which are held by the company;

b.	all issued shares of cumulative preferred stock against repayment of the amount paid in on those shares and against a simultaneous release from the obligation to pay any further calls on the shares to the extent that the shares had not been fully paid in; or

c.	all issued shares of one or several series of financing preferred stock against repayment of the amount paid in on those shares,

always provided that such resolution must be adopted by a majority of at least two thirds of the votes cast, if less than one half of the issued and outstanding capital is represented at the meeting, and that the provisions of sections 99 and 100 of Book 2 of the Netherlands Civil Code are observed as well and, finally, all this without prejudice to the provisions of article 40, paragraphs 3 and 4.

8.2.	The preceding paragraph shall apply mutatis mutandis to a resolution to reduce the issued and outstanding capital by reducing the par value amount of the shares. If a reduction of the issued and outstanding capital entails repayment in part, the resolution for that purpose may provide that such repayment shall be made in cash or in the form of rights as against the company or participations in any division of the company.

8.3.	If a proposal to reduce the capital is to be made to the general meeting, the purpose of the reduction and the manner in which it is to be implemented shall be stated in the notice calling the meeting; section 123, subsections 2, 3 and 4, of Book 2 of the Netherlands Civil Code shall apply mutatis mutandis.

Shares; share registers.

Article 9.

9.1.	The shares of cumulative preferred stock and the shares of financing preferred stock shall be registered shares. No share certificates shall be issued for shares of cumulative preferred stock and shares of financing preferred stock.

9.2.	The shares of common stock shall be either bearer shares or registered shares at the option of the shareholder.

9.3.	All bearer shares of common stock shall be embodied in one share certificate.

No share certificates shall be issued for registered shares of common stock.

9.4.	The company will grant a right with respect to a bearer share of common stock to a person entitled thereto in the following manner (a) the company will enable the central institute as referred to in the ‘Wet giraal effectenverkeer’ (‘Act on Giro Transfer of Securities’) (the ‘Central Institute’) to (cause to) add a share of common stock to the share certificate; and (b) the person entitled thereto will designate an affiliated institution as referred to in the Act on Giro Transfer of Securities (hereinafter: the ‘affiliated institution’), which will credit that person accordingly as a joint owner (hereinafter: ‘joint owner’) of the collective depository as referred to in the Act on Giro Transfer of Securities. The joint owners will hereinafter also be referred to as holders of bearer shares and, to the extent necessary, they will also be recognised as such by the company.

9.5.	Without prejudice to the provision of article 29, paragraph 1 of these articles of association, the administration of the share certificate will be irrevocably assigned to the Central Institute, and the Central Institute will be irrevocably authorised to do anything necessary for that purpose on behalf of the person(s) entitled thereto with respect to the shares, including the acceptance and transfer and – on behalf of the company – the co-operation in adding the share to and deleting the share from the share certificate.

9.6.

In the event that a joint owner of the affiliated institution wishes to have one or more bearer shares of common stock delivered to him and as far as delivery not has been made impracticable, up to the maximum amount in respect of which he is a joint owner, these bearer shares of common stock held by the joint owner, at the time this wish is announced, will be converted into the same number of registered shares of common stock, and (a) the Central Institute will enable the company to (cause to) delete these shares of common stock from the share certificate, (b) the relevant affiliated institution will debit the person entitled thereto as a joint owner of its collective depositary, (c) the Central Institute will allocate these shares of common stock to the person entitled thereto with due observance of the formalities for transfer, (d) the company will acknowledge this transfer, and (e) the executive board of the company will (cause to) enter this person as a holder of registered shares in the shareholders’ register. The company may not charge the shareholder that causes to convert his shares into registered shares or into bearer shares pursuant to the provisions of this paragraph or of paragraph 9 of this article, more than costs.

9.7.	The company may pursuant to a resolution of the executive board approved by the supervisory board preclude delivery of bearer shares of common stock within the meaning of section 26 Act on Giro Transfer of Securities. The resolution to that effect may not be invoked against a participant until six months after publication of the resolution in at least one national newspaper. The company may revoke the resolution by way of a resolution of the executive board approved by the supervisory board. In such a case, delivery may take place from the day following that of the announcement of that resolution in at least one national newspaper.

9.8.	Bearer shares of common stock may be exchanged for registered shares or vice versa at all times; the shareholder’s request for such exchange must be made to the executive board in writing.

9.9.	A shareholder may at all times cause to convert one or more of his registered shares of common stock into bearer shares as follows (a) the person entitled thereto will transfer these shares to the Central Institute by a deed of transfer, (b) the company will acknowledge such transfer, (c) the Central Institute will enable the company to (cause to) add these shares to the share certificate, (d) an affiliated institution designated by the person will credit the person so entitled as a joint owner of its collective depositary and (e) the executive board of the company will delete such person from the shareholders’ register as a holder of the registered shares thus converted. A conversion of a registered share that is pledged or for which share a right of usufruct exists, requires the prior written approval of the pledgee or usufructuary.

9.10.	With respect to the registered shares a separate register for each class of shares shall be kept at the office of the company, in which registers shall be recorded the names and addresses of the shareholders, the number of shares held by each of them, the class and the numbers of their shares, the amount paid in on each share and in respect of each share of financing preferred stock the premium paid on that share.

9.11.	In the registers shall also be recorded the names and addresses of persons who possess usufruct or a pledge in respect of registered shares, together with notes specifying whether the right to vote such shares and the rights referred to in article 10, paragraph 3, and article 11, paragraph 3, vest in them.

9.12.	Every holder of one or several registered shares, as well as every person who possesses usufruct or a pledge in respect of one or several registered shares, shall be required to ensure that his address is known to the company.

9.13.	All notices required or permitted to be given by the company to holders of registered shares shall be sent to their addresses as recorded in the share registers.

9.14.	All entries and notes to be made in the share registers shall be signed by one member of the executive board and one member of the supervisory board.

9.15.	Upon request and without charge any shareholder, usufructuary and pledgee shall be provided with an extract from the register in respect of his right to any share. If a share is encumbered with usufruct or a pledge, the extract shall specify in whom the right to vote that share and the rights referred to in article 10, paragraph 3, and article 11, paragraph 3, are vested.

9.16.	The registers shall be available at the office of the company for inspection by the shareholders, as well as for inspection by usufructuaries and pledgees in so far as the voting right attached to the shares vests in them.

9.17.	The preceding paragraph shall not apply in respect of that part of any register which is kept outside the Netherlands in compliance with the applicable laws or stock exchange regulations in force in the foreign jurisdiction concerned.

9.18.	If shares of cumulative preferred stock have been issued and are not fully paid-in, every release from liability granted in respect of calls not yet paid, as well as the date of transfer in the case of transfers of such shares, shall also be recorded in the relevant register.

The information in the register in respect of not fully paid-in shares shall be available for public inspection; a copy of or an extract from such information shall be supplied at no more than cost.

Usufruct of shares.

Article 10.

10.1.	Shares in the capital of the company may be encumbered with usufruct.

10.2.	If a share is encumbered with usufruct, the voting right attached to that share shall vest in the shareholder, unless at the creation of the usufruct that right has been granted to the usufructuary.

10.3.	Holders of shares the voting right of which vests in a usufructuary, and persons who possess usufruct of shares and the voting right attached to those shares shall have the rights which the law has granted to the holders of depositary receipts of shares in the capital of a company issued with the cooperation of that company.

Persons who possess usufruct of shares but not the voting right attached thereto shall not have the aforesaid statutory rights.

10.4.	If a share is encumbered with usufruct, any rights arising from that share to take further shares shall remain vested in the shareholder, provided that he shall compensate the usufructuary for the value of such rights in so far as the usufructuary is entitled thereto by virtue of his usufruct.

Pledge of shares.

Article 11.

11.1.	Shares in the capital of the company may be pledged as security for a debt.

11.2.	If a share of common stock is encumbered with a pledge the voting right attached to that share shall vest in the shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

If a share of cumulative preferred stock or a share of financing preferred stock is encumbered with a pledge the voting right cannot be granted to the pledgee; the voting right attached to that share shall vest exclusively in the shareholder.

11.3.	Holders of shares the voting rights of which vest in a pledgee, and persons who possess a pledge on shares and the voting rights attached to those shares shall have the rights which the law has granted to the holders of depositary receipts of shares in the capital of a company issued with the cooperation of that company.

Persons who possess a pledge of shares but not the voting rights attached thereto shall not have the aforesaid statutory rights.

Depositary receipts; holders of receipts.

Article 12.

12.1.	By virtue of a resolution of the executive board approved by the supervisory board, the company may cooperate in the issue of depositary receipts of shares in its capital, provided that a scheme is applicable as a result of which holders of depositary receipts of shares may be granted a proxy, or may be granted the possibility to provide voting instructions, for such number of shares that corresponds with the number of depositary receipts of shares held by a holder of depositary receipts of shares, such number to be reduced with due observance of any limitations in voting rights applicable to the holder of the shares.

12.2.	Where these articles of association further refer to the ‘holders of receipts’ this shall mean:

•	holders of depositary receipts issued for shares in the capital of the company with the cooperation of the company; and

•	persons who in accordance with the provisions of article 10, paragraph 3, and article 11, paragraph 3, enjoy the rights which the law has granted to holders of depositary receipts of shares in the capital of a company issued with the cooperation of that company.

Approval required for transfer of shares of cumulative preferred stock and of shares of financing preferred stock.

Article 13.

13.1.	Each and every transfer of shares of cumulative preferred stock and of shares of financing preferred stock, where the shares of financing preferred stock are concerned, other than a transfer by or to a legal person as referred to in article 13b, paragraph 5 under b., shall require the approval of the executive board. The request for approval shall be made in writing and must specify the name and the address of the proposed transferee and the price or other consideration which the proposed transferee is willing to pay or give.

13.2.	If its approval is withheld the executive board must at the same time designate one or several intending buyers who are willing and able to buy against payment in cash all the shares to which the request for approval relates at a price to be determined in mutual agreement by the transferor and the executive board within two months after the intending buyers have been designated.

13.3.	If within three months of receipt by the company of the request for approval of the intended transfer the transferor has not received from the company a written notice rejecting the request which notice was combined with the designation of one or several intending buyers to whom the shares may be transferred in accordance with the provisions of this article, then upon the expiry of said period or after receipt of the notice of rejection, as the case may be, the approval of the transfer shall be deemed to have been granted.

13.4.	If the transferor and the executive board have not reached agreement on the price as referred to in paragraph 2 of this article within two months after the date of the written notice of rejection which was combined with the designation of one or several intending buyers to whom the shares concerned may be transferred in accordance with the provisions of this article, then that price shall be determined by an expert to be appointed by the transferor and the executive board in mutual agreement or, failing such agreement within three months after the notice of rejection, by the chairman of the Chamber of Commerce and Industry of Amsterdam and Meerlanden acting at the request of either of the parties. If the matter concerns shares of financing preferred stock the expert shall determine the price taking therefor as his guideline the value which pursuant to article 39, paragraph 4, article 40 and article 44 may be attributed to the shares of financing preferred stock concerned.

13.5.	The transferor may decide against transferring his shares, provided he shall notify the executive board of that decision within one month after he has been informed of the name(s) of the designated intending buyer(s) and of the price determined in the manner as aforesaid.

13.6.	If approval of the transfer has been granted or is deemed to have been granted, then during a period of three months thereafter the transferor shall be at liberty to transfer all the shares to which his request related to the transferee proposed in his request and at the price or for the consideration as referred to in the second sentence of paragraph 1 of this article.

13.7.	The expenses incidental to the transfer which are incurred by the company may be charged to the transferee.

13.8.	The provisions of this article shall apply mutatis mutandis at the apportionment of shares of financing preferred stock from any community of property.

Restrictions to transferability of shares of financing preferred stock.

Article 13b.

13b.1.	Shares of financing preferred stock may be transferred only to natural persons.

13b.2.	Without prejudice to paragraph 1 of this article, the transfer of shares of financing preferred stock shall not be permitted if and to such extent as the transferee individually, or, by virtue of a private arrangement of collaboration, jointly with one or several other natural and/or legal persons, is directly or – otherwise than as holder of depositary receipts issued for shares of financing preferred stock with the cooperation of the company – indirectly:

A.	the holder of a par value amount of financing preferred stock of one or more series constituting one percent or more of the total capital of the company issued and outstanding in the form of shares of financing preferred stock of any series; or

B.	if as a result of such transfer the transferee would acquire shares of financing preferred stock constituting more than one percent of the total capital of the company issued and outstanding in the form of shares of financing preferred stock of any series.

For the purposes of the foregoing provisions the expressions ‘holding shares’ and ‘acquiring shares’ shall also mean possessing usufruct and acquiring usufruct, respectively, of shares of financing preferred stock, in so far as in such cases the voting right vests in the usufructuary.

13b.3.	For the purposes of the provisions of paragraphs 1 and 2 of this article, subscription for shares of financing preferred stock upon issue – whether or not in the form of stock dividends and/or bonus shares – including the exercise of a right to subscribe for shares of financing preferred stock, shall be the equivalent of a transfer. For the purpose of calculating the amount of the issued and outstanding capital the shares to be subscribed for shall be included in the count.

13b.4.	Notwithstanding the provision in the first sentence of paragraph 3 it shall be permitted that by subscribing for shares of financing preferred stock upon issue a shareholder who already holds shares of financing preferred stock constituting more than one percent of the capital issued and outstanding in the form of shares of financing preferred stock shall acquire more shares of financing preferred stock than one percent of the total capital issued and outstanding in the form of shares of financing preferred stock after that issue, provided however that such acquisition shall not exceed the percentage, mentioned in the following sentence, of the amount by which the capital issued and outstanding in the form of shares of financing preferred stock is increased by the issue. The aforesaid percentage shall be equal to the percentage of the capital issued and outstanding in the form of shares of financing preferred stock of any series which was held by the shareholder immediately prior to the issue.

13b.5.	The provisions of paragraphs 1 to and including 4 shall not apply to:

a.	transfer of shares of financing preferred stock to the company itself or to a subsidiary of the company;

b.	transfer or issue of shares of financing preferred stock to a trust office if with respect to such trust office the executive board, by irrevocable resolution previously approved by the supervisory board, has withdrawn the restriction imposed on the possibility of transfer or issue of shares of financing preferred stock, by which resolution conditions may be attached to such withdrawal.

Transfer of shares.

Article 14.

14.1.

The transfer of registered shares shall require a deed executed for that purpose as well as, save in the event that the company is itself a party to the transaction, written acknowledgement by the company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (‘notaris’) or bailiff

(‘deurwaarder’), or in the manner as referred to in paragraph 2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the company shall be the equivalent of acknowledgement as aforesaid.

14.2.	If the transfer concerns shares not fully paid-in the acknowledgement by the company can only be made if the transfer deed bears a full date.

14.3.	The preceding paragraphs of this article shall apply mutatis mutandis to the transfer of any qualified interest in a registered share, always provided that a pledge may also be created without acknowledgement by or service of notice upon the company and that section 239 of Book 3 of the Netherlands Civil Code shall apply, in which case acknowledgement by or service of notice upon the company shall replace the announcement referred to in subsection 3 of section 239.

Jointly owned shares or depositary receipts.

Article 15.

15.1.	If through any cause whatsoever one or more shares or depositary receipts are held in common by two or more persons, such persons may jointly exercise the rights arising from those shares or depositary receipts, provided that they be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

15.2.	Paragraph 1 shall not apply to any property consisting of a securities portfolio placed in the custody of a securities deposit company as defined in the ‘Wet giraal effectenverkeer’ (‘Act on Giro Transfer of Securities’). The rights arising from the shares or depositary receipts which are part of such community may be exercised by the joint owners, each to exercise said rights pro rata to the number of shares or depositary receipts to which he owns an interest in that community.

Executive board; general.

Article 16.

16.1.	The management of the company shall be conducted by an executive board under supervision of the supervisory board.

16.2.	The executive board shall be composed of at least three members.

16.3.	Subject to the provision in the preceding paragraph the number of members of the executive board shall be determined by the supervisory board.

16.4.	A member of the executive board shall be appointed for a maximum period of four years, provided however that unless such member of the executive board has resigned at an earlier date, his term of office shall lapse on the day, of the annual general meeting of shareholders, to be held in the fourth year after the year of his appointment. A member may be re-appointed with due observance of the preceding sentence. The supervisory board may draw up a retirement schedule for the members of the executive board that are appointed for a maximum period.

16.5.	A resolution to appoint the members of the executive board shall be adopted by the general meeting. The supervisory board shall make a non-binding nomination for the appointment of such person.

In the event of a vacancy or under well known circumstances that a vacancy will turn up, the executive board shall invite the supervisory board to make a nomination within sixty days.

The nomination shall be included in the notice of the general meeting at which the appointment shall be considered. Shareholders or holders of depositary receipts of shares nominating a person to be appointed member of the executive board must observe the provisions of article 28, paragraph 3 of these articles of association in this respect.

A resolution to appoint a person member of the executive board nominated by the supervisory board shall be adopted by an absolute majority of the votes cast. A resolution to appoint a person member of the executive board, not nominated by the supervisory board shall be adopted by an absolute majority of the votes cast, if such majority represents at least one third of the issued share capital. If an absolute majority of the votes cast is in favour of the resolution to appoint such person member of the executive board, but such majority does not represent at least one third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

16.6.	The general meeting may at any time suspend or dismiss a member of the executive board. The supervisory board may at any time suspend a member of the executive board. A resolution to suspend or dismiss a member of the executive board shall be adopted by an absolute majority of the votes cast, if such majority represents at least one third of the issued share capital, unless the proposal to suspend or dismiss a member of the executive board was made by the supervisory board, in which case the resolution will be adopted by an absolute majority of votes, without a quorum being required. If an absolute majority of the votes cast is in favour of the resolution to suspend or dismiss such member of the executive board,–such resolution not being based on a proposal thereto by the supervisory board–, but such majority does not represent at least one third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

In the event of intended suspension or dismissal of a member of the executive board the member concerned must be given the opportunity to account for his conduct at the general meeting and may be assisted by an adviser when doing so.

16.7.	The allocation of duties within the executive board shall require the approval of the supervisory board.

16.8.	The supervisory board may appoint one of the members of the executive board as chairman of the executive board. The chairman so appointed shall have the title of ‘president’.

16.9.	The executive board shall appoint with the approval of the supervisory board a person to act as secretary of the company. The secretary so appointed shall have the title of ‘company secretary’.

16.10.	Within three months after a suspension by either the general meeting or the supervisory board of a member of the executive board has taken effect, a general meeting shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three months, commencing on the day on which the general meeting has resolved to extend the suspension. A resolution to extend a suspension may only be adopted once. If neither such resolution is adopted nor the general meeting has resolved to dismiss the member of the executive board, the suspension shall terminate after the period of suspension has expired.

16.11.	The executive board shall draw up a set of regulations, including provisions in respect of, amongst other things, the manner of convocation to its meetings, the supplying of information to the supervisory board and in respect of a conflict of interest between the company and a member of the executive board.

16.12.	Adoption and amendment of the regulations by the executive board is subject to the prior approval of the supervisory board.

Article 17.

17.1.	The executive board shall manage the business of the company.

17.2.	The executive board and each individual member of the executive board shall have full authority to represent the company and to commit the company as against third parties.

17.3.	In all cases in which the company shall have a conflict of interest with one or more members of the executive board, the company shall be represented by a member of the supervisory board designated for that purpose by the supervisory board.

17.4.	For the purposes of decision-making by the executive board each member shall have one vote.

17.5.	A member of the executive board shall not take part in a decision-making on a subject or transaction in relation to which he has a conflict of interest with the company.

Article	18.

18.1.	Without prejudice to any other applicable provisions of these articles of association, the executive board shall require the prior approval of the supervisory board, for any action specified from time to time by a resolution to that effect adopted by the supervisory board, of which the executive board has been informed in writing. Such resolutions by the supervisory board shall be included in the regulations of the executive board as referred to in article 16, paragraph 11 of these articles of association.

18.2.	With due observance of the provisions included in article 22, paragraph 5 of these articles of association, the executive board shall submit to the supervisory board for approval:

a.	the operational and financial objectives of the company;

b.	the strategy designed to achieve the objectives;

c.	the parameters to be applied in relation to the strategy, for example in respect of the financial ratios.

18.3.	Without prejudice to any other applicable provisions of these articles of association, the executive board shall furthermore require the approval of the supervisory board and the general meeting for resolutions of the executive board regarding a significant change in the identity or nature of the company or the enterprise, including in any event:

a.	the transfer of the enterprise or practically the entire enterprise to a third party;

b.	to conclude or cancel any long-lasting co-operation by the company or a subsidiary (‘dochtermaatschappij’) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the company;

c.	to acquire or dispose of a participating interest in the capital of a company with a value of at least one/third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary (‘dochtermaatschappij’).

18.4	If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds the threshold referred to in the preceding paragraph under c., and such bid is made public, the executive board shall, at its earliest convenience, make public its position on the bid and the reasons for this position.

Executive board; absence; managers, deputy managers and other holders of executive powers (‘procuratiehouders’).

Article 19.

19.1.	In the event that one or more members of the executive board shall be absent or cease to hold office, the management of the company shall be conducted by the remaining members or by the sole remaining member, as the case may be.

19.2.	In the event that all members shall be absent or cease to hold office, the supervisory board shall be temporarily in charge of the management and shall be authorised to temporarily entrust the management to others.

19.3.	The supervisory board shall as soon as possible make provisions to fill any vacancy.

19.4.	The executive board may appoint persons holding general or restricted powers of attorney (‘procuratiehouders’). The executive board may grant to one or more of such persons the title of ‘manager’ (‘directeur’) or ‘deputy manager’ (‘adjunct-directeur’).

19.5.	The powers of attorney granted to persons as aforesaid and the title, if any, to be used by them shall be specified at their appointment.

Executive board; remuneration.

Article 20.

20.1.	The company has a policy in the area of remuneration of the executive board. The policy will be adopted by the general meeting upon a proposal of the supervisory board.

20.2.	The remuneration of members of the executive board will, with due observance of the policy as referred to in the preceding paragraph, be determined by the supervisory board. The supervisory board will submit for approval by the general meeting a proposal regarding the arrangements for the remuneration of members of the executive board in the form of shares or rights to acquire shares. This proposal includes at least how many shares or rights to acquire shares may be awarded to the executive board and which criteria apply to an award or a modification.

20.3.	The company shall not grant its members of the executive board any personal loans, guarantees or the like.

Supervisory board.

Article 21.

21.1.	The supervisory board shall determine the number of its members. Only natural persons shall qualify as members of the supervisory board.

21.2.	The supervisory board shall prepare a profile of its size and composition, taking account of the nature of the business, its activities and the desired expertise and background of the supervisory board members. The supervisory board shall discuss the profile and each amendment in respect of such profile with the general meeting.

21.3.	A member of the supervisory board shall be appointed for a maximum period of four years, provided however that unless such member of the supervisory board has resigned at an earlier date, his term of office shall lapse on the day, of the annual general meeting of shareholders, to be held in the fourth year after the year of his appointment. A member may be re-appointed with due observance of the preceding sentence. A person may serve on the supervisory board for a maximum of twelve years. Article 16, paragraph 5 applies equally in respect of the appointment of a member of the supervisory board.

21.4.	The supervisory board shall draw up a retirement schedule for the members of the supervisory board.

21.5.	A member of the supervisory board may be suspended and dismissed by the general meeting. Article 16, paragraph 6, except for the second sentence of paragraph 6 applies equally. In the event of a suspension of a member of the supervisory board by the general meeting, article 16, paragraph 10 applies equally.

21.6.	The information of the person to be appointed as member of the supervisory board, as defined in section 142, subsection 3 of Book 2 of the Netherlands Civil Code, shall be provided to the general meeting.

Article 22.

22.1.	Save for the other duties entrusted to the supervisory board by the law and under these articles of association, it shall be the duty of the supervisory board to supervise the policy of the executive board and the general course of affairs of the company and the enterprise connected therewith. The supervisory board shall assist the executive board with advice and in the performance of its duties the supervisory board shall be guided by the interests of the company and the enterprise connected therewith.

22.2.	The supervisory board shall appoint one of its members to be chairman. The chairman of the supervisory board shall not be a former member of the executive board of the company. The supervisory board may also appoint a secretary, who may or may not be a member of the supervisory board. The chairman so appointed shall have the title of ‘chairman of the supervisory board’ (‘president-commissaris’). The supervisory board shall be assisted by the company secretary.

22.3.	The supervisory board shall meet as frequently as one of its members may request, at the place to be designated by the chairman of the supervisory board or, failing this, to be designated by the person who calls the meeting. The meetings shall be called upon at least five days’ prior notice, not including the day of despatch of the notice and the day of the meeting, and the notice shall state the items on the agenda.

22.4.	If the supervisory board so desires, members of the executive board shall be required to attend the meetings of the supervisory board and to supply all information the supervisory board may request.

22.5.	At least once per year, the executive board shall inform the supervisory board in writing in respect of the principles of the strategic policy, the general and financial risks and the management and control system of the company. The executive board shall at that time ask the approval of the supervisory board for the issues referred to in article 18, paragraph 2 of these articles of association.

22.6.	The resolutions of the supervisory board shall be taken by an absolute majority of votes.

22.7.	Valid resolutions can be passed by the supervisory board only if at least one half of its members is present at the meeting.

Any supervisory board member may be represented at the meeting of the supervisory board by one of the other supervisory board members designated for that purpose by means of a written power of attorney valid for one particular meeting.

For the purposes of these articles of association any supervisory board member so represented shall be deemed to be personally present at the meeting.

Resolutions of the supervisory board may also be passed outside a meeting, provided that all supervisory board members have had the opportunity to voice their opinion in respect of the proposal concerned and that at least three-fourths of the supervisory board members have declared themselves in favour of the proposal and that no member of the supervisory board has opposed this manner of decision-making.

22.8.	A member of the supervisory board shall not take part in a decision-making on a subject or transaction in relation to which he has a conflict of interest with the company.

22.9.	The supervisory board members shall at all times have access to the buildings and lands of the company; they shall have the right to inspect the books, records and correspondence of the company, as well as to examine its cash and other assets.

22.10.	The division of duties within the supervisory board and the procedure of the supervisory board shall be laid down in a set of regulations, including among other things, a paragraph dealing with its relations with the executive board and the general meeting.

22.11.	The supervisory board may designate one of its members to be charged in particular with the daily supervision of the conduct of the executive board and the business affairs of the company.

22.12.	The supervisory board member referred to in the preceding paragraph shall have the title of ‘delegate member’ of the supervisory board (‘gedelegeerd commissaris’). A delegate member of the supervisory board is a supervisory board member who has a special duty. The delegation may not extend beyond the duties of the supervisory board itself and may not include the management of the company. It may entail more intensive supervision and advice and more regular consultation with the executive board. The delegation shall be of a temporary nature only. The delegation may not detract from the role and power of the supervisory board. The delegate member of the supervisory board remains a member of the supervisory board.

22.13.	The supervisory board may at any time revoke the appointment of a delegate member of the supervisory board as well as the authority granted to him pursuant to paragraph 11.

22.14.	A member of the supervisory board who temporarily takes on the management of the company, where the executive board members are absent or unable to fulfil their duties, shall resign from the supervisory board.

22.15.	The supervisory board shall appoint from among its members an audit committee, a remuneration committee and a selection and appointment committee.

Supervisory board; remuneration.

Article 23.

23.1.	The general meeting may resolve to reward the members of the supervisory board.

23.2.	The company shall reimburse the members of the supervisory board for the expenses incurred by them in the discharge of their duties of office.

23.3.	A member of the supervisory board shall not be granted any shares and/or rights to shares by way of remuneration.

23.4.	The company shall not grant its members of the supervisory board any personal loans, guarantees or the like.

General meeting of shareholders; general.

Article 24.

Where these articles of association refer to the general meeting of shareholders this means the meeting of the holders of all classes of shares, together constituting the body of the company as referred to in section 107 of Book 2 of the Netherlands Civil Code.

In these articles of association the body of the company referred to in the preceding sentence is called: the ‘general meeting’.

Article 25.

The general meetings of shareholders shall be held in the municipalities of Zaanstad, Amsterdam, The Hague, Rotterdam, Utrecht, Amersfoort or Haarlemmermeer. Further information to shareholders and holders of receipts with regard to the venue of the meeting shall be given in the notice calling the meeting.

Article 26.

26.1.	A general meeting of shareholders shall be held once a year, no later than in the month of June.

26.2.	The agenda of the annual meeting shall contain, inter alia, the following items:

a.	consideration of the annual report, the annual accounts and the particulars to be added thereto pursuant to the statutory regulations;

b.	adoption of the annual accounts;

c.	the policy of the company on additions to reserves and on dividends;

d.	allocation of the profit, in so far as this is at the disposal of the general meeting;

e.	if applicable, the proposal to pay a dividend;

f.	discussion of each substantial change in the corporate governance structure of the company;

g.	proposals relating to the composition of the executive board and the supervisory board, including the filling of any vacancies in the executive board and the supervisory board;

h.	if applicable, the proposal to (re-)appoint the external auditor (‘registeraccountant’) or another expert appointed thereto in accordance with section 393 of Book 2 of the Netherlands Civil Code;

i.	any proposals of the executive board, the supervisory board, or shareholders or holders of receipts, provided that these have been placed on the agenda with due observance of the requirements of the law and these articles of association. Without prejudice of the provision of the previous sentence, the provision of article 28 paragraph 3 is applicable in respect of proposals of shareholders and holders of receipts.

26.3.	If the agenda of a general meeting includes the granting of discharge to the members of the executive board and the supervisory board with respect to the performance of their duties in the respective financial year, the item of discharge will be put on the agenda as a separate item for the executive board and the supervisory board, respectively.

26.4.	The executive board and the supervisory board shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the executive board and the supervisory board invoke an overriding interest, they must give reasons.

Extraordinary general meeting of shareholders.

Article 27.

27.1.	Extraordinary general meetings of shareholders shall be held as frequently as they are called by the executive board or by the supervisory board, or whenever one or more shareholders and/or holders of receipts, representing at least one tenth of the issued and outstanding capital, so request the supervisory board or the executive board in writing, such request to specify and elucidate the subjects which the applicants wish to be discussed.

27.2.	If neither the supervisory board nor the executive board take the measures necessary to ensure that the extraordinary general meeting can be held within six weeks from the aforesaid request of the shareholders and/or holders of receipts, the applicants themselves may proceed to call the extraordinary general meeting in accordance with the rules set for that purpose in these articles of association.

General meeting of shareholders; notice and agenda.

Article 28.

28.1.

Notice of the general meeting of shareholders shall be given by the executive board or the supervisory board or the shareholders and/or holders of receipts, as referred to in article 27, upon a term of at least fifteen days prior to the day of the meeting, not including that day and the day of publication or despatch of the notice, by means of an advertisement to be placed in at least one national daily newspaper and in the Official List of Euronext Amsterdam N.V.; furthermore, notice to holders of registered shares and to usufructuaries and pledgees of registered shares who are entitled to vote shall also be given by means of letters sent by registered post or by regular post.

Avoidance of resolutions of the general meeting cannot be demanded on the grounds of non-receipt or late receipt of the letter of notice if that letter was despatched on time.

28.2.	The notice shall state the subjects on the agenda or shall inform the shareholders and holders of receipts that they may inspect the agenda at the office of the company and that copies thereof are obtainable at such places as are specified in the notice.

28.3.	A matter, the consideration of which has been requested in writing by one or more holders of shares or depositary receipts of shares representing solely or jointly at least one percent of the issued share capital or, according to the Official List of Euronext Amsterdam N.V., representing a value of at least fifty million euro (EUR 50,000,000), will be placed on the notice convening a meeting or will be announced in the same manner if the company has received the request not later than on the sixtieth day prior to the day of the meeting and provided that it is not detrimental to the vital interests of the company.

28.4.	The executive board and the supervisory board shall inform the general meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

Article 29.

29.1.	To the extent the provisions of paragraphs 2 and 3 are not applicable, shareholders and holders of receipts shall only be entitled to attend meetings and take part in the deliberations, and those who have voting rights may only vote at meetings if they have signed the attendance list in advance and, moreover, in so far as their rights relate to shares or depositary receipts issue to bearer, they have deposited a written statement of an affiliated institution at the office of the company. Said statement shall certify that the number of bearer shares listed in such statement belongs to its collective depository, that, to the extent required by law, the person mentioned in the statement is a joint owner of its collective depository to the extent of such number of shares and that the person mentioned in the statement will continue to be the joint owner of its collective depository to such extent until after the meeting. The announcement shall state the day on which the deposit of the statement of the affiliated institution shall be made at the latest; this day may not be earlier than on the seventh day prior to the meeting.

29.2.

The executive board may determine that the persons who are entitled to attend the meeting are persons who (i) are a shareholder or a person who is otherwise entitled to attend the meeting as per a certain date, determined by the executive board, such date hereinafter referred to as: the ‘record date’, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the executive board, hereinafter referred to as: the ‘register’, in as far as (iii) at the request of the relevant shareholder or holder of receipts, the holder of the register has given notice in writing to the company prior to the meeting, that the relevant shareholder or holder of receipts has the intention to attend the meeting, regardless who will be shareholder or holder of receipts at the time of the meeting. The notice will contain the name and the number of shares the shareholder or holder of receipts will represent in the meeting. The provision above under (iii) about the notice to the company also applies to the proxy holder of a shareholder or holder of receipts, who has written proxy.

29.3.	The record date referred to in paragraph 2 cannot be determined earlier than on a certain time on the seventh day and not later than on the third day, prior to the date of the general meeting. The convocation of the meeting will contain those times, the place of meeting and the proceedings for registration.

29.4.	In case the executive board exercises its right as determined in paragraph 2, those who have a written proxy shall give their proxy to the holder of the register prior to the notification described in paragraph 2. The holder of the register will send the proxies together with the notification to the company as described in paragraph 2, sub (iii). The executive board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

In case the executive board does not exercise its right as referred to in paragraph 2, the written proxies relating to shares or depositary receipts issued to bearer must be deposited in accordance with paragraph 1. If the written proxies relate to registered shares of common stock or registered depositary receipts of shares of common stock, the proxies must be deposited at the office of the company prior to the meeting.

If the proxy relates to certificates of registered shares or registered depositary receipts of shares of common stock or of shares of convertible preferred stock, it must be deposited at the office of the company prior to the meeting.

The letters as referred to in article 28, paragraph 1, shall state the date on which such deposit may take place at the latest. Said date cannot be set any earlier than at seven days and not later than at three days before the day of the meeting.

General meeting of shareholders; meeting proceedings and reporting.

Article 30.

30.1.	The general meeting of shareholders shall be presided by the chairman of the supervisory board or, if he is absent, by one of the other members of the supervisory board designated for that purpose by the supervisory board; if no members of the supervisory board are present at the meeting, the meeting shall be presided by one of the members of the executive board designated for that purpose by the executive board; in the latter’s absence the meeting shall be presided by a person to be designated by the persons entitled to vote present at the meeting.

30.2.	The chairman shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

30.3.	A certificate signed by the chairman and the company secretary confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

30.4.	Minutes of the meeting shall be kept by a person to be designated by the chairman and shall be confirmed and signed by the chairman, the person who has kept the minutes, and one shareholder designated by the chairman, unless the business transacted at the meeting shall be officially recorded by a notary.

30.5.	Unless the business transacted at the meeting shall be officially recorded by a notary, the minutes of the general meeting shall be made available, on request, to shareholders no later than three months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three months. The minutes shall then be adopted in the manner as described in the preceding paragraph.

Article 31.

31.1.	Unless a larger majority of votes or a higher quorum is required by virtue of the law or these articles of association, resolutions in respect of all proposals that are stated on the agenda in accordance with the provisions of article 28, paragraph 3, shall be passed by an absolute majority of the votes cast, if such majority represents at least one third of the issued share capital. If an absolute majority of the votes cast is in favour of the proposal, but such majority does not represent at least one third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the capital represented at such meeting, unless a larger majority of votes or a quorum is required by virtue of the law.

31.2.	Unless an other majority of votes or quorum is required by virtue of the law or these articles of association, all other resolutions shall be passed by an absolute majority of the votes cast. If the votes on any other proposal than one for the election of persons are equally divided, the proposal shall be defeated. Blank votes and invalid votes shall not be counted.

31.3.	The chairman determines the method of voting.

31.4.	Without prejudice to the provisions of paragraph 1, at an election of persons where more than one person is nominated, the person who receives the absolute majority of votes at the first ballot shall be elected.

If at the first ballot no-one has received the absolute majority of votes, a second vote shall be taken between the two persons who received the largest number of votes at the first ballot.

If at the first ballot more than two persons received the largest number of votes, an interim vote shall be taken first to decide which of those persons shall participate in the second ballot.

If at the first ballot one person has received the largest number of votes and the second largest number of votes is equally divided between two or more persons, an interim vote shall be taken first to decide which of the latter persons shall participate in the second ballot.

If the votes are equally divided at an interim ballot or second ballot, a drawing of lots shall decide.

31.5.	Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the chairman of the meeting.

31.6.

The ruling pronounced by the chairman of the meeting in respect of the outcome of any vote taken at a general meeting of shareholders shall be decisive. The same shall apply to the contents of any resolution passed, to the extent pronounced by the chairman the correctness of that ruling is contested, another vote shall be taken if so desired by the majority or - if the original vote was not taken on a poll or by a secret ballot - by any one person present who is entitled to vote. Such new vote shall override the legal consequences of the original vote.

Article 32.

32.1.	Each amount of stock of a par value of twenty-five euro cents (EUR 0.25) shall carry the right to cast one vote.

32.2.	No votes may be cast at the general meeting in respect of shares which are held by the company or any of its subsidiaries, nor in respect of shares the depositary receipts of which are held by the company or by any of its subsidiaries. Usufructuaries and pledgees of shares which belong to the company or its subsidiaries shall not, however, be excluded from the right to vote if the usufruct or pledge was created before the shares concerned were held by the company or a subsidiary of the company. The company or a subsidiary of the company may not cast votes for shares in respect of which the company or the subsidiary possesses a pledge or usufruct.

32.3.	For the purpose of determining how many shareholders are voting and are present or represented, or how much of the capital is provided or represented, no account shall be taken of shares in respect whereof the law stipulates that no votes can be cast for them.

Article 33.

Shareholders may exercise their voting rights even though the resolution to be voted upon would grant them any right against the company or release them from any obligation towards the company which they would have by virtue of their relation to the company in any other capacity than as a shareholder of the company.

Article 34.

34.1.	Members of the executive board and members of the supervisory board shall have admission to the general meetings of shareholders; they shall have an advisory vote at the general meetings.

34.2.	Furthermore, admission shall be given to the persons whose attendance at the meeting is approved by the chairman.

Meetings of holders of shares of a particular class.

Article 35.

35.1.	Meetings of holders of shares of a particular class or classes shall be held as frequently and whenever such a meeting is required by virtue or any statutory regulation or any regulation in these articles of association.

Meetings as aforesaid may be called by the executive board, by the supervisory board, and by one or more shareholders and/or holders of receipts who jointly represent at least one tenth of the capital issued and outstanding in shares of the class concerned.

35.2.	The provisions of articles 25 and 27 to and including 33 of these articles of association shall apply mutatis mutandis, provided that paragraph 1 of article 28 and paragraphs 1 and 2 of article 29 shall not apply to meetings of holders of shares of cumulative preferred stock and meetings of holders of shares of a series of financing preferred stock; those meetings shall be called by means of letters sent by registered post or by regular post.

External auditor.

Article 36.

36.1.	The company shall instruct a certified public accountant (the ‘external auditor’) to examine the annual accounts drawn up by the executive board to see whether the annual accounts satisfy the requirements imposed by and pursuant to the law, and further to ascertain whether, as far as he is able to judge, the annual report has been drawn up in accordance with the requirements imposed by and pursuant to the law and is consistent with the annual accounts, and whether the other particulars required by law have been added to the aforesaid documents.

36.2.	The body authorised so to instruct the external auditor shall be the general meeting; if the general meeting fails to give instruction to an external auditor the supervisory board shall have the power to do so, or, if the supervisory board fails to give the instruction, the executive board shall have the power to do so.

36.3.	The selection of the external auditor shall not be restricted by any nomination; the instruction may be cancelled at any time by the general meeting or by the body who gave the instruction. Furthermore, if the instruction was given by the executive board it may be cancelled by the supervisory board.

36.4.	If the external auditor so requires, the general meeting shall hear the external auditor with respect to the cancellation of his instruction or on the intent of cancellation announced to him.

36.5.	The external auditor may be questioned by participants to the general meeting in relation to his statement on the fairness of the annual accounts. The external auditor shall therefore be invited to attend the general meeting and be entitled to address this meeting.

36.6.	The external auditor shall report his findings to the supervisory board and to the executive board and he shall set out the result of his audit in a certificate.

36.7.	The external auditor shall in any event attend the meeting of the supervisory board, at which the report of the external auditor with respect to the audit of the annual accounts is discussed, and at which the annual accounts are to be approved.

Fiscal year, annual report and annual accounts.

Article 37.

37.1.	The fiscal year of the company shall end on the Sunday nearest to the thirty-first of December of the calendar year, and the next fiscal year shall begin on the next following Monday.

37.2.	Each year the books of the company shall be closed as at the end of the fiscal year. Each year, within five months from the end of the company’s fiscal year - save for extension of this term by a period not exceeding six months granted by the general meeting on the ground of exceptional circumstances - annual accounts, consisting of a balance sheet and a statement of earnings and expenditure and explanatory notes on these documents, shall be drawn up by the executive board.

37.3.

The executive board shall explain, in a separate chapter of the annual report, the principles of the corporate governance structure of the company. The executive board shall state in the explanatory notes to the annual accounts, in addition to the information to be included pursuant to section 383d of Book 2 of the Netherlands Civil

Code, the value of any options granted to the executive board and the personnel and shall indicate how this value is determined. The executive board shall provide a survey of all existing or potential anti-take over measures in the annual report and shall also indicate in what circumstances it is expected that these measures may be used.

37.4.	The annual accounts shall be signed by all members of the executive board and by all members of the supervisory board. If any of these signatures shall be missing, the reason for such absence shall be stated on the document concerned.

37.5.	At the same time as presenting the annual accounts the executive board shall present the annual report as well as the other particulars to be added to those documents by virtue of applicable statutory provisions.

37.6.	The annual accounts drawn up by the executive board, the annual report and the other particulars to be added thereto by virtue of applicable statutory provisions shall be open to the inspection of the shareholders and holders of receipts at the office of the company from the date of notice calling the general meeting of shareholders at which the aforesaid documents shall be dealt with; at their request the company shall make copies available to the shareholders and holders of receipts free of charge.

37.7.	In so far as the documents referred to in the preceding paragraph must be made public, any member of the public may inspect said documents and obtain a copy thereof at a charge not exceeding cost; this right shall cease as soon as the documents have been deposited at the office of the Trade Register (‘Handelsregister’).

37.8.	The proposal to adopt the annual accounts will be put to the general meeting.

37.9.	Without prejudice to what is otherwise provided on that subject by law, the annual accounts, the annual report and other particulars to be made public by virtue of statutory regulations shall be deposited at the Trade Register within eight days after the annual accounts have been adopted.

37.10.	The company shall publish its bi-annual and quarterly figures as soon as they are available. This obligation shall not apply as long as said figures are supplied only to members of the executive board and the members of the supervisory board.

Article 38.

The granting of discharge, as mentioned in article 26, paragraph 3, of the annual accounts by the general meeting shall constitute a discharge and release from liability of the members of the executive board for their management and of the members of the supervisory board for their supervision and verification in so far as said acts of management, supervision and verification are shown by the documents submitted, all this without prejudice to the provisions of sections 138 and 149 of Book 2 of the Netherlands Civil Code.

Distributions.

Article 39.

39.1.	The company may make distributions on shares only to the extent that its shareholders’ equity exceeds the sum of the paid-in and called-up part of the capital and the reserves which must be maintained by law.

39.2.	Distributions of profit (meaning the net earnings after taxes shown by the adopted annual accounts) shall be made after the determining of the annual accounts from which it appears that they are justified, entirely without prejudice to any of the other provisions of these articles of association.

39.3.

a. Out of the profit, if available for distribution, shall be paid first of all on the shares of cumulative preferred stock the percentage, to be mentioned below, of the amount called up and paid in on those shares.

The percentage referred to above shall be equal to the average percentage of the ‘basis-herfinancieringstransactierente’ (basic refinancing transaction interest rate) of De Europese Centrale Bank (The European Central Bank) - measured by the number of days during which that rate was in force in the fiscal year over which the dividend is paid, increased by two and one tenth (2.1) percentage point and increased by the average interest surcharge rate - likewise measured by the number of days during which that rate was in force - as applied by the credit institution in the Netherlands which, according to its balance sheet total as at the close of the fiscal year immediately preceding the fiscal year over which the dividend is paid, is the largest credit institution in the Netherlands, provided that, if the percentage as referred to in the last sentence -after having been determined in the manner stated above- is less than five seventy-five/hundredth percent (5.75%), the percentage referred to in the last sentence, shall be five seventy-five/hundredth percent.

b.	If in the fiscal year over which the aforesaid dividend is paid the amount called up and paid in on the shares of cumulative preferred stock has been reduced or, pursuant to a resolution to make a further call on said shares, has been increased, the dividend shall be reduced or, if possible, increased by an amount equal to the aforesaid percentage of the amount of such reduction or increase, as the case may be, calculated from the date of the reduction or, as the case may be, from the date when the further call on the shares was made.

c.	If and to the extent that the profit is not sufficient to pay in full the dividend referred to under a. of this paragraph, the deficit shall be paid to the debit of the reserves, provided that doing so shall not be in violation of paragraph 1 of this article.

If and to the extent that the dividend referred to under a. of this paragraph cannot be paid to the debit of the reserves either, the profits earned in subsequent years shall be applied first towards making to the holders of shares of cumulative preferred stock such payment as will fully clear the deficit, before the provisions of the following paragraphs of this article can be applied. No further dividends on the shares of cumulative preferred stock shall be paid than as stipulated in this article, in article 40 and in article 44; interim dividends paid over any fiscal year in accordance with article 40 shall be deducted from the dividend paid by virtue of this paragraph 3.

d.

If the profit earned in any fiscal year has been determined and in that fiscal year one or more shares of cumulative preferred stock have been cancelled against repayment, the persons who were the holders of those shares shall have an inalienable right to payment of dividend as described below. The amount of profit, if available for distribution, to be distributed to the aforesaid persons shall be equal to the amount of the dividend to which by virtue of the provision under a. of this paragraph they would be entitled if on the date of determination of the profit they had still been the holders of the aforesaid shares of cumulative preferred stock, calculated on the basis of the period during which in the fiscal year concerned said persons were holders of said shares, this dividend to be reduced by the amount of any interim dividend paid in accordance with article 40.

e.	If in the course of any fiscal year shares of cumulative preferred stock have been issued, with respect to that fiscal year the dividend to be paid on the shares concerned shall be reduced pro rata to the day of issue of said shares.

39.4.

a. Subsequently, if possible, on each share of financing preferred stock of a series shall be paid a dividend equal to a percentage referred to in the following sentence multiplied by the amount paid in on that share after that amount has been increased by the premium paid on that share of financing preferred stock at the beginning of the fiscal year in question. The percentage referred to in the previous sentence shall be equal to the arithmetical average of the Euro SWAP rate over the last three days preceding the day when the first share of financing preferred stock of the series concerned was issued, increased by any mark-up, not to exceed three hundred (300) basis points, depending on the then prevailing market conditions, determined by the executive board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of this article. The dividend to be paid on each share of financing preferred stock of a series will be calculated on the basis of the ratio thirty/three hundred and sixty (30/360) (thirty days per month, three hundred and sixty days per year) multiplied by the percentage referred to in the previous sentence and calculated by the aforesaid method.

b.	Euro SWAP rate means the ten (10) year Euro SWAP rate as published on ‘Reuters Telerate’, page ISDAFIX2 (or a replacing page) based on Euribor (European Interbank Offered Rate) mid rate. If the preceding publication no longer takes place, Euro SWAP rate means the latest determined price of ten (10) year Euro SWAP rate as published on ‘Bloomberg ticker’ EUSA10 <INDEX> HP <GO>. If the preceding Euro SWAP is no longer published in the manner as mentioned before, the percentage referred to in sub-paragraph a shall be equal to the arithmetical average of the effective yield on the government loans as referred to in article 48 and to be calculated in accordance with the provisions of article 48.

c.

As of the day when ten years have passed since the date on which for the first time a share of financing preferred stock of a series was issued, and subsequently every ten years thereafter the dividend percentage of shares of financing preferred stock of the series concerned shall be adjusted to the then effective percentage referred to in the sub-paragraph a, calculated by the aforesaid method, and may be increased by any mark-up not to exceed three hundred (300) basis points, depending on the then prevailing market conditions, determined by the executive board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of this article.

If the dividend percentage has been adjusted in the course of a fiscal year, then for the purposes of calculating the dividend over that fiscal year the applicable rate until the date of adjustment shall be the percentage in force prior to that adjustment and the applicable rate after the date of adjustment shall be the altered percentage.

d.	If and to the extent that the profit is not sufficient to pay in full the dividend referred to in this paragraph 4, the deficit shall be paid to the debit of the reserves, provided that doing so shall not be in violation of paragraph 1 of this article. If and to the extent that the dividend referred to under a. cannot be paid to the debit of the reserves either, the profits earned in subsequent years shall be applied first towards making to the holders of shares of financing preferred stock such payment as will fully clear the deficit, before the provisions of the following paragraphs of this article can be applied. In the implementation of the provisions of this sub-paragraph d. the holders of the various series of shares of financing preferred stock shall be treated equally.

No further dividends on the shares of financing preferred stock shall be paid than as stipulated in this article, in article 40 and in article 44; interim dividends paid over any fiscal year in accordance with article 40 shall be deducted from the dividend paid by virtue of this paragraph 4.

e.	If in the fiscal year over which the aforesaid dividend is paid the amount paid in on the shares of financing preferred stock of a particular series has been reduced, the dividend shall be reduced by an amount equal to the percentage, as referred to hereinbefore, of the amount of the reduction calculated from the date of the reduction.

f.	If the profit earned in any fiscal year has been determined and in that fiscal year one or more shares of financing preferred stock have been cancelled against repayment, the persons who as shown by the register referred to in article 9 were the holders of those shares of financing preferred stock at the time of that cancellation shall have an inalienable right to payment of dividend as described below. The amount of profit, if available for distribution, to be distributed to the aforesaid persons shall be equal to the amount of the dividend to which by virtue of the provisions of this paragraph each such holder of shares of financing preferred stock would be entitled if on the date of determination of the profit he had still been the holder of the aforesaid shares of financing preferred stock, calculated on the basis of the period during which in the fiscal year concerned he was holder of said shares, this dividend to be reduced by the amount of any interim dividend paid in accordance with article 40.

g.	If in the course of any fiscal year shares of financing preferred stock have been issued, with respect to that fiscal year the dividend to be paid on the shares of financing preferred stock concerned shall be reduced pro rata to the day of issue of said shares.

h.	If in the course of any fiscal year shares of financing preferred stock are converted into shares of common stock, the right to dividend that a holder of shares of financing preferred stock has, shall continue to exist on all shares of the relevant series until the moment of conversion in the relevant fiscal year. Distribution of the dividend as mentioned in the previous sentence shall take place after the adoption of the annual accounts of the fiscal year in which the conversion took place, with due observance of the other provisions in these articles of association in respect of distributions.

39.5.	Out of the profit remaining after application of paragraphs 3 and 4 such amounts shall be carried to reserve as the supervisory board, in consultation with the executive board, may deem necessary and with due observance of the policy of the company on additions to reserves and on dividends.

39.6.	The profit remaining after application of paragraphs 3, 4 and 5 shall be at the disposal of the general meeting, which may resolve to carry it to reserve or to distribute it among the holders of shares of common stock.

39.7.	On a proposal of the executive board made with the approval of the supervisory board, the general meeting may resolve to distribute to the holders of shares of common stock a dividend in the form of shares of common stock in the capital of the company.

39.8.	Subject to the other provisions of this article the general meeting may, on a proposal made by the executive board with the approval of the supervisory board, resolve to make distributions to the holders of shares of common stock to the debit of one or several reserves which the company is not prohibited from distributing by virtue of the law.

39.9.	No dividends shall be paid to the company on shares which the company itself holds in its own capital or the depositary receipts issued for which are held by the company, unless such shares or depositary receipts are encumbered with usufruct or a pledge.

39.10.	Any change to an addition as referred to in paragraph 4 under a. and c. in relation to an addition previously determined by the executive board with the approval of the supervisory board shall require the approval of the meeting of holders of shares of financing preferred stock of the series concerned. If the approval is withheld the previously determined addition shall remain in force.

Interim distributions.

Article 40.

40.1.	Subject to the prior approval of the supervisory board the executive board may resolve to make interim distributions to the shareholders or to holders of shares of a particular class or series if an interim statement of assets and liabilities shows that the requirement of paragraph 1 of article 39 has been met and with due observance of the policy of the company on additions to reserves and on dividends.

40.2.

The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and the articles of association shall be included in the statement of assets and liabilities. It shall be signed by the members of the executive board; if one or more of their signatures are missing, this and the reason for such absence shall be stated.

40.3.	In the event that shares of cumulative preferred stock are cancelled against repayment, on the day of such repayment a dividend on the cancelled shares of cumulative preferred stock shall be paid, calculated in accordance with the provisions of paragraph 3 of article 39 and over the period over which until the date of repayment no earlier distribution as referred to in the first sentence of paragraph 3 of article 39 has been made, all this provided that the requirement of paragraph 1 of article 39 has been met as shown by an interim statement of assets and liabilities as referred to in the preceding paragraph of this article.

40.4.	In the event that all issued and outstanding shares of one or several series of financing preferred stock are cancelled against repayment, on the day of such repayment shall be paid a dividend equal to the premium paid on the share concerned upon its issue increased by a distribution to be calculated in accordance with the provisions of paragraph 4 of article 39 and over the period over which until the date of repayment no earlier distribution as referred to in the first sentence of paragraph 4 of article 39 has been made, all this provided that the requirement of paragraph 1 of article 39 has been met as shown by an interim statement of assets and liabilities as referred to in paragraph 2 of this article.

Article 41.

41.1.	Any proposal for distribution of dividend on shares and any resolution to distribute an interim dividend shall immediately be published by the executive board by means of an advertisement to be placed in at least one national daily newspaper and in the Official List of Euronext Amsterdam N.V. The advertisement shall specify the date when and the place where the dividend shall be payable or -in the case of a proposal for distribution of dividend- is expected to be made payable.

41.2.	Dividends shall be payable no later than thirty days after the date when they were declared, unless the body declaring the dividend shall determine a different date.

41.3.	Dividends which have not been claimed upon the expiry of five years and one month after the date when they became payable shall be forfeited to the company and shall be added to the general reserve.

41.4.	The executive board may determine that distributions on shares shall be made payable either in euro or in another currency, whichever the shareholder may select.

Amendment of the articles of association.

Article 42.

42.1.	Any and all provisions of these articles of association may be amended by the general meeting with due observance of the provisions of the law and these articles of association.

42.2.

A resolution to amend these articles of association shall be adopted by an absolute majority of the votes cast, if such majority represents at least one third of the issued share capital, unless the proposal to amend these articles of association was made by the executive board, in which case the resolution will be adopted by an absolute majority of votes, without a quorum being required. If an absolute majority of the votes cast is in favour of the resolution to amend these articles of association, - such resolution not being based on a proposal thereto by the executive board -, but such majority does not represent at least one third of the issued share capital, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at such meeting.

42.3.	A proposal to amend the articles of association whereby any change would be made in the rights which vest in the holders of shares of a particular class in their capacity as such shall require the prior approval of the meeting of holders of shares of that particular class.

42.4.	If a proposal to amend the articles of association is to be made to the general meeting, this must always be stated in the notice calling the general meeting of shareholders at which that proposal is to be considered, and at the same time a copy of the proposal, containing the proposed amendment verbatim, must be deposited at the office of the company and in Amsterdam at the place to be stated in the notice and until the dissolution of that meeting must be and remain open to the inspection of every shareholder and every holder of receipts. During the aforesaid period they may obtain copies of the proposal free of charge.

Winding up.

Article 43.

43.1.	A resolution to wind up the company may be adopted only by the general meeting on a proposal of the executive board made with the approval of the supervisory board.

43.2.	If a proposal to wind up the company is to be made to the general meeting, this must always be stated in the notice calling the general meeting of shareholders at which that proposal is to be considered.

Liquidation.

Article 44.

44.1.	If no other liquidator has been appointed by the court, the liquidation of the assets of the company shall be carried out by the executive board under the supervision of the supervisory board, unless the supervisory board shall appoint one or several liquidators. The general meeting, acting on a proposal of the supervisory board, shall determine the remuneration to be paid to the liquidators jointly and the remuneration to be paid to the supervisory board.

44.2.	The liquidation shall further be carried out in accordance with the provisions of these articles of association and the applicable statutory provisions.

44.3.	Pending the liquidation the provisions of these articles of association shall remain in force to the fullest possible extent.

44.4.	The surplus assets of the company remaining after satisfaction of its debts shall be divided, in accordance with the provisions of section 23b of Book 2 of the Netherlands Civil Code, as follows:

a.	first of all, the holders of the shares of cumulative preferred stock shall be paid, if possible, the par value amount of their shares or, if those shares are not fully paid in, the amount paid thereon, that payment to be increased by an amount equal to the percentage, referred to in paragraph 3 of article 39, of the amount called up and paid in on the shares of cumulative preferred stock, calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on the shares of cumulative preferred stock was paid and ending on the day of the distribution, as referred to in this article, made on shares of cumulative preferred stock;

b.	subsequently, the holders of shares of financing preferred stock shall be paid, if possible, the par value amount of their shares increased by the premium paid on the share concerned upon its issue, that payment to be increased by an amount equal to the percentage, referred to under a. in paragraph 4 of article 39, on the amounts mentioned there, calculated over the period beginning on the first day of the fiscal year following the fiscal year over which the last dividend on those shares was paid and ending on the day of the distribution, as referred to in this article, made on shares of financing preferred stock, always provided that all distributions paid over that period on the shares of financing preferred stock shall be deducted from the distribution pursuant to this sub-paragraph b.

If the company’s surplus assets are not sufficient to make the distributions as referred to in this sub-paragraph b., said distributions shall be made to the holders of the shares of financing preferred stock pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full;

c.	subsequently, the holders of shares of common stock shall be paid, if possible, the par value amount of their shares, such payment to be increased by a part of the capital surplus to which holders of shares of common stock are entitled, to be divided in proportion to the par value amount of common stock held by each of them;

d.	the balance then remaining shall be used to pay to the holders of founders’ shares, of which there are one hundred and twenty (120) outstanding, ten percent (10%) of said remaining amount after it has been reduced by that part of the general reserve and of the other reserves created from the allocation of profits by which said reserves exceed the reserves shown on the balance sheet as at the thirty-first of December Nineteen hundred and sixty-one, to be divided among the holders of founders’ shares in proportion to the number of founders’ shares held by each of them;

e.	the balance, if any, remaining after the payments referred to under a., b., c. and d. shall be for the benefit of the holders of shares of common stock in proportion to the par value amount of common stock held by each of them.

Transitional provisions.

Article 45.

45.1.

At the amendment of the articles of association effective from the tenth day of October two thousand, the executive board has been designated as the body authorised for a period of five years to proceed, subject to the approval of the supervisory board, to issue and/or to grant rights to subscribe for shares of financing preferred stock of any series to a par value amount which on the date of such issue or on the date of granting of such rights is equivalent to twenty-five percent of the capital issued and outstanding in the form of all shares which are not cumulative preferred stock.

45.2.	The provisions of paragraphs 9 and 10 of article 5 shall no longer apply if and when the company ceases to be subject to the obligations, incorporated in said provisions, which arise from Schedule X of the Securities Rules (‘Fondsenreglement’) of Euronext Amsterdam N.V., entirely without prejudice to the applicable provisions of the law.

Article 46.

46.1.	Where in the articles 39, paragraph 4a, 40, paragraph 4 and 44, paragraph 4b is referred to a paid premium, with regard to shares issued on a date prior to the twenty-first day of July nineteen hundred and ninety-seven, reference is made to the amount that is the result of the following formula:

A = B - NLG 0.25, in which 3 ‘A’ stands for the relevant amount that should be applied in the provision; and

‘B’ stands for the original amount of paid premium.

46.2.	Where in the articles 39, paragraph 42, 40, paragraph 4 and 44, paragraph 4b is referred to a paid premium, with regard to shares issued on a date prior to the date of the amendment to the articles of association of the tenth day of October two thousand, reference is made to the amount that is the result of the following formula:

A = B – C, in which:

‘A’ stands for the relevant amount that should be applied in the provision;

‘B’ stands for the original amount to paid premium, adjusted pursuant to articles 46, paragraph 1, if applicable; and

‘C’ stands for two and thirty-one hundredth euro cents (EUR 0.0231).

Article 47.

47.1.	A certificate of a share of common stock, with a par value of fifty Dutch cents (NLG 0.50) which has been issued prior to the date of the amendment of the articles of association of the tenth day of October two thousand is considered to represent one share of common stock with a par value of twenty-five euro cents (EUR 0.25).

47.2.	The company shall do all things necessary to exchange the bearer shares of common stock, for which share certificates have been issued with a dividend sheet, which is not composed of separate dividend coupons and a voucher (‘CF-certificates’), located at an affiliated institution or at the Central Institute into bearer shares of common stock which are embodied in coupons and which were issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three.

47.3.

Other certificates which are, at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three, not located at an affiliated institution or the Central Institute, can be exchanged for free by the holder thereof until the first day of July two thousand and four into a bearer share of common stock embodied in the share certificate (global) against delivery of the share certificate and the separate dividend coupons, if any, at the company or an affiliated institution. As of the first day of July two thousand and four the company will charge for such an exchange. A holder of a bearer share of common stock and a person with a right of pledge or a right of usufruct on such shares can only exercise all rights vested in an ordinary share vis-à-vis the company after the exchange as referred to above, has occurred.

Article 48.

48.1.	Contrary to the provision of paragraph 4 of article 39, the following applies for shares of financing preferred stock which were issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three. After application of the provision of paragraph 3 of article 39, to persons who as shown by the register referred to in article 9 were the holders of financing preferred stock at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three, if possible, a dividend shall be paid equal to a percentage calculated on the amount paid in on that share after that amount has been increased by the premium paid on the first share of financing preferred stock which was issued of that series, by taking the arithmetical average of the effective yield on the government loans referred to in paragraph 2 of this article, as assessed by the Central Bureau of Statistics and published in the Official List of Euronext Amsterdam N.V., over the last ten stock exchange days preceding the day when the first share of financing preferred stock of the series concerned was issued, increased by any mark-up, not to exceed one hundred and fifty basis points, depending on the then prevailing market conditions, determined by the executive board and approved by the supervisory board, which mark-up may vary with each individual series, entirely without prejudice to the provisions of paragraph 10 of article 39.

48.2.	The government loans referred to in paragraph 1, mean the government loans in Dutch guilders to the debit of the Kingdom of the Netherlands with a (remaining) life of nine to ten years. If the effective yield on those government loans is not assessed by the Central Bureau of Statistics or not published in the Official List of Euronext Amsterdam N.V. at the time of calculation of the dividend percentage, the government loans referred to in paragraph 1, shall mean the government loans in Dutch guilders to the debit of the Kingdom of the Netherlands with a (remaining) life as near as possible to a (remaining) life of nine to ten years, but with a maximum (remaining) life of ten years, the effective yield of which at the time of calculation of the dividend percentage is assessed by the Central Bureau of Statistics and published as aforesaid.

48.3.	As of the day when ten years have passed since the date on which for the first time a share of financing preferred stock of a series was issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three and entered into the register referred to in article 9, and subsequently every ten years thereafter the dividend percentage of shares of financing preferred stock of the series concerned shall be adjusted in accordance with the provisions of article 39, paragraph 4, subparagraph c, notwithstanding the provisions of article 39, paragraph 10.

48.4

Contrary to the provision of paragraph 4, sub-paragraph b. of article 44, in case of liquidation referred to in this article 44, to persons who as shown by the register referred to in article 9 were the holders of shares of financing preferred stock issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three, if possible, the par value amount of their shares shall be paid increased by the premium paid on the share concerned upon its issue, that payment to be increased by an amount equal to the percentage, referred to under paragraph 1. on the amounts mentioned there, calculated over the period beginning on the first day of the fiscal year following the fiscal year over which the last dividend on those shares was paid and ending on the day of the distribution, as referred to in article 44, made on shares of financing preferred stock, always provided that all distributions paid over that period on the shares of financing preferred stock shall be deducted from the distribution pursuant to this paragraph 4.

If the company’s surplus assets are not sufficient to make the distributions as referred to in this paragraph, said distributions shall be made to the holders of the shares of financing preferred stock pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full.

48.5	As of the day when ten years have passed since the date on which for the first time a share of financing preferred stock of a series was issued at the time of the amendment of the articles of association of the twenty-sixth day of November two thousand and three and entered into the register referred to in article 9, and subsequently every ten years thereafter, the distribution to the holders of the shares of financing preferred stock in case of liquidation as referred to in article 44, shall be made in accordance with the provisions of paragraph 4, sub-paragraph b of this article 44.